UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Revised Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Digital World Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Hi {First Name}! This is {Agent’s First Name} with Alliance Advisors, on behalf of your investment with Digital World Acquisition Corp.

DWAC has opened a Proxy Vote and needs your Vote now. The Board of Directors is encouraging stockholders to vote their shares IN FAVOR for the “Extension Amendment Proposal”. To vote, please contact us at 1-877-728-4996 or use the link below.

DWAC’s Special Meeting of Stockholders is taking place on August 17, 2023 and we need your vote before then. Please vote now.

[Individual Link Here]

To review the meeting agenda, please click the link below:

https://www.sec.gov/Archives/edgar/data/1849635/000119312523187436/d505629ddef14a.htm

Thanks.

Your vote is needed!

Dear Fellow Stockholder,

We are pleased to inform you that we are preparing for our upcoming special meeting, which will be held on August 17, 2023. We must successfully complete this year’s special meeting proxy process in advance of the date of the meeting in order not to adjourn the special meeting.

Enclosed are the proxy materials, which describe the proposed amendments in detail. Please review them carefully.

Please respond to the proxy solicitation by voting in favor of each of the proposals described in the proxy materials by calling 1-877-728-4996. Failure to obtain the required votes for all of the proposals will adjourn the company meeting, and will need to be rescheduled until all voting requirements are met.

FOUR WAYS TO VOTE

PROXY QUESTIONS? Call 1-877-728-4996	WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

WITHOUT A PROXY CARD

Call 1-877-728-4996 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist.

WITH A PROXY CARD

Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

		WITH A SMARTPHONE Vote by scanning the Quick Response Code or “QR Code” on the Proxy Card/VIF enclosed.	VOTE PROCESSING Mark, sign and date your ballot and return it in the postage-paid envelope provided.

S70956-LTR